Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-132795 and 333-143274 on Form S-8 and Registration Statement Nos. 333-159656 and 333-138652 on Form S-3 of our report relating to the effectiveness of the Company’s internal control over financial reporting dated March 15, 2019 (December 18, 2019, as to the effects of the material weakness described in Management’s Report on Internal Control Over Financial Reporting (As Revised)), appearing in this Annual Report on Form 10-K/A of Loral Space & Communications Inc., for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

New York, New York

December 19, 2019